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                      A.B. WATLEY RECEIVES DELISTING NOTICE

NEW YORK, NY - FEBRUARY 28, 2002 - A.B. Watley Group Inc. (NASDAQ:ABWG), premier financial services software provider (www.abwatley.com), today announced that it received a Nasdaq Staff Determination on February 21, 2002 indicating that the Company fails to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) and the requirement to list additional shares set forth in Marketplace Rule 4310(c)(17). Anthony Huston, President of the Company, stated "the failure to timely file the Company's quarterly report for the first quarter of fiscal 2002 and an inadvertent omission to list shares of the Company's common stock recently issued in an acquisition are the causes for such Determination and, as a result, Watley's securities are subject to delisting from The Nasdaq National Market." In accordance with Watley's request, a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination will be held on March 21, 2002. Mr. Huston continued, "Although there can be no assurance the Panel will grant the Company's request for continued listing, we are optimistic that Watley can clear up any regulatory issues and maintain its listing."


ABOUT A.B. WATLEY GROUP INC.

A.B. Watley Group Inc. is a financial services software company that owns and operates A.B. Watley, Inc., a New York-based NASD registered broker/dealer. A.B. Watley, Inc. is among the largest direct-access brokerage firms in the industry and operates an Institutional Sales and Trading Division specializing in the execution of complex and sensitive large-block equity transactions for institutions in the buy-side community.

A.B. Watley Group licenses software technology and provides trading solutions for E-Brokerages, banks, SOES firms and clearing corporations. Watley Group additionally owns and operates its own `ticker-plant' allowing it to redistribute an equity and equity option data feed at greatly reduced costs. Through A.B. Watley, Inc. the firm provides one of the highest quality trading platforms available at among the lowest costs in the industry. Watley Group's technology has been featured in thee (3) case studies by Sun Microsystems and was featured in the SUNW annual report.

A.B. Watley Group Inc.'s competitors include NYFIX, E-Speed, OM Group, Trade Cast, Ameritrade and Schwab. The firm is located at 40 Wall street and on the web at http://www.abwatley.com.
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SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995, as amended). Any number of


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conditions may occur which would materially affect important factors in this analysis and materially change expectations. These factors include, but are not limited to, customer trading activity, loss of one or more significant customers, change in technology, issues involved in the launch of new or modified software programs, issues involved in acting as licensor for proprietary software, shifts in competitive patterns, ability to manage growth effectively, risks associated with acquisitions including integration risks, risks associated with strategic partnerships, various project-associated risks, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors listed from time to time in A.B. Watley Group Inc.'s filings and reports with the Securities and Exchange Commission.


CONTACT:

Sara Walser
A.B. Watley Group Inc.
(212) 422-1664 ex 5808
swalser@abwatley.com